Exhibit 99.1

P.O. Box 717	Pittsburgh, PA 15230-0717 (412) 787-6700

— NEWS RELEASE —

CALGON CARBON ANNOUNCES FIRST QUARTER RESULTS

Board Declares Dividend

PITTSBURGH, PA — April 20, 2004 – Calgon Carbon Corporation (NYSE: CCC) announced results for the first quarter ended March 31, 2004. On February 18, 2004, the company completed the acquisition of the Specialty Products Division of Waterlink, Inc. (WSP). For the first quarter of 2004, the results of the acquired entity are included from the date of acquisition.

Sales for the first quarter of 2004 were $71.2 million versus first quarter 2003 sales of $64.1 million, an 11.2% increase. WSP contributed $7.1 million of sales in the quarter. Currency translation had a $3.1 million positive impact on sales for the quarter due to the stronger Euro. Calgon Carbon reported a net loss of $0.5 million for the first quarter of 2004, as compared to a net loss of $1.8 million for the first quarter of 2003. Fully diluted net loss per common share was $0.01 for the first quarter of 2004, versus a fully diluted net loss per common share of $0.05 for the first quarter of 2003.

Management has been reviewing the company’s operating segments - Activated Carbon, Service, Engineered Solutions, and Consumer - and their continued relevance in business decision-making. Management decided to change the segments beginning in the first quarter of 2004 to report financial information in a manner consistent with that used by the chief decision makers of the company. The new operating segments are Carbon and Service, Equipment, and Consumer. The prior period 2003 has also been restated to conform to the new segments.

For the first quarter of 2004, sales of Activated Carbon and Service were $55.9 million, an increase of 9.2% versus the comparable period in 2003. Excluding WSP sales, Activated Carbon and Service sales for the first quarter of 2004 declined 2.8% versus the first quarter of 2003. In the first quarter of 2003, sales in this segment included a $2.3-million, one-time supply contract for a new water treatment plant in Europe. Sales also declined year-over-year due to pricing pressure on certain types of activated carbon and partly due to mix (higher sales of powdered carbon). However, service sales were strong in both Europe and the U.S., and demand for specialty carbons increased in the U.S.

Equipment sales increased 37.0% for the first quarter of 2004 versus the comparable period in 2003. Excluding WSP sales, Equipment sales increased 20.5% due to demand for systems that utilize ultraviolet light for disinfection of drinking water.

Consumer sales increased year-over-year by 4.7%. The increase was attributable to stronger demand for the company’s charcoal products.

Consolidated gross profit before depreciation and amortization as a percentage of net sales was 29.8%, versus 29.4% in the first quarter of 2003. Excluding WSP, gross profit as a percentage of net sales was 30.0%, as compared to 29.4% in the first quarter of 2003. Activated Carbon and Service margins were adversely affected by pricing pressure, higher product costs, and higher sales of lower-margin powdered carbon. This was partially offset by the positive impact of sales in Europe of U.S.-sourced, lower-cost carbon due to the stronger Euro. Equipment margins declined due to product mix. Consumer margins increased significantly, also due to product mix.

Operating expense in the first quarter of 2004 was $15.9 million versus $15.2 million in 2003. This $0.7 million increase included a $0.8 million charge related to a dispute over a contract for construction of a perchlorate destruction system, and $0.3 million associated with the integration of the WSP acquisition. Operating expenses in the first quarter of 2003 included severance costs of approximately $2.0 million related to a change in CEO.

Other expense for the first quarter of 2004 was $0.3 million versus $0.7 million in 2003. Equity income from the company’s Japanese joint venture increased $0.7 million versus the first quarter of 2003. Other expense for the first quarter of 2004 also included a negative foreign exchange translation loss of $0.3 million on an intercompany loan to Calgon Carbon’s European operating unit for the purchase of stock of WSP’s European subsidiary.

Calgon Carbon’s board of directors declared a dividend of $0.03 per share. Dividends will be issued to shareholders of record as of May 19, 2004, and will be payable on June 2, 2004.

Commenting on the results, John Stanik, Calgon Carbon’s president and chief executive officer, said, “We are very pleased with the revenue growth in the first quarter, driven, as we expected, by our recent acquisition, but reporting a loss in income is always disappointing. We are, however, encouraged that the loss was in part a result of charges which were necessary to advance our growth strategy.”

Mr. Stanik continued, “We have three major challenges in 2004. We must complete the integration of Waterlink Specialty Products; we must effectively execute our strategic initiatives; and, we must show improvement in our business. I am convinced that we made progress in each of these areas in the first quarter, and it will become apparent as the year progresses that the direction we have chosen will result in continued growth.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,250 people at 18 operating facilities and 22 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

Contact: Gail Gerono, vice president, investor relations, 412 787-6795

Calgon Carbon Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands except per share data)

(Unaudited)

	Quarter Ended March 31,
	2004*	2003
Net Sales	$71,243	$64,050

Cost of Products Sold	50,012	45,231
Depreciation and Amortization	5,308	4,900
Selling, Administrative & Research	15,902	15,205

	71,222	65,336

Income (Loss) from Operations	21	(1,286)
Interest Income (Expense) - Net	(471)	(395)
Other Income (Expense) - Net	(268)	(689)

Loss Before Income Taxes and Minority Interest	(718)	(2,370)
Income Tax Benefit	(158)	(521)

Loss Before Minority Interest	(560)	(1,849)
Minority Interest	11	89

Net Loss	$(549)	$(1,760)

Net Loss per Common Share
Basic and Diluted	$(.01)	$(.05)
Weighted Average Shares Outstanding (Thousands)
Basic	39,024	38,984
Diluted	39,405	39,035

*	Includes results of the Specialty Products Division of Waterlink, Inc. (Barnebey Sutcliffe and Sutcliffe Speakman)

Calgon Carbon Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands)

(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$7,501	$8,954
Receivables	53,789	46,133
Inventories	63,713	51,811
Other current assets	22,301	24,210

Total current assets	147,304	131,108

Property, plant and equipment, net	134,081	128,956
Other assets	71,106	42,131

Total assets	$352,491	$302,195

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$604	$604
Other current liabilities	51,073	45,489

Total current liabilities	51,677	46,093

Long-term debt	88,123	53,600
Other liabilities	52,475	40,350

Total liabilities	192,275	140,043

Minority interest	285	279
Total shareholders’ equity	159,931	161,873

Total liabilities and shareholders’ equity	$352,491	$302,195

Calgon Carbon Corporation

Segment Data

Segment Sales	1Q04	1Q03
Carbon and Service	55,886	51,195
Equipment	8,041	5,869
Consumer	7,316	6,986

Total Sales (thousands)	$71,243	$64,050

Segment Operating Income (loss)*	1Q04	1Q03
Carbon and Service	6,650	5,013
Equipment	(1,958)	(1,270)
Consumer	637	(129)

Total Income (loss) from operations (thousands)	$5,329	$3,614

*	Before depreciation and amortization